BLACK DIAMOND FUNDS
                           SHAREHOLDER SERVICE PLAN

     This Shareholder Service Plan (the "Plan") is adopted by Black Diamond Funds (the "Trust") with respect to shares of beneficial interest ("Shares") of each series of the Trust or class thereof identified in Appendix A hereto (each a "Series," collectively the "Series").

SECTION 1. SERVICE AGREEMENTS; PAYMENTS

     (a) Management of the Trust is authorized to enter into Shareholder Service Agreements (the "Agreements"), the form of which shall be approved by the Board of Trustees of the Trust (the "Board"), with financial institutions and other persons ("Service Providers") who provide services for the Trust and maintain investor ("Shareholder") accounts as set forth in this Plan.

     (b) Pursuant to the Agreements, as compensation for the services described in Section 3 below, the Trust may pay the Service Provider a fee (the "Payments") at an annual rate not to exceed (i) 0.25% of the average daily net assets of the Blue Shares and Green Shares of each of the Index Series represented by the Shareholder accounts for which the Service Provider maintains a service relationship, and (ii) 0.10% of the average daily net assets of the Blue Shares and Green Shares of the LS Series represented by the Shareholder accounts for which the Service Provider maintains a service relationship.

     (c) Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in any Series of the assets of its customers (i) will be disclosed by the Service Provider to its customers, to the extent required by law, and
(ii) will not result in an excessive fee to the Service Provider.

SECTION 2. SHAREHOLDER SERVICE FEE

     Pursuant to this Plan, the Trust shall pay each Service Provider a fee at an annual rate not to exceed (i) 0.25% of the average daily net assets of the Blue Shares and Green Shares of each of the Index Series represented by the Shareholder accounts for which the Service Provider maintains a service relationship, and (ii) 0.10% of the average daily net assets of the Blue Shares and Green Shares of the LS Series for which the Service Provider maintains a service relationship.

SECTION 3. SERVICE ACTIVITIES

     Pursuant to this Plan, Service Provider shall provide some or all of the following services in connection with investments by Shareholders in the
Trust:

     (a) handle Shareholder inquiries regarding the Trust (e.g., respond to questions concerning investments in the Trust, capital account balances and reports and tax information provided by the Trust);

     (b) assist in the enhancement of relations and communications between Shareholders and the Trust;

     (c) assist in the establishment and maintenance of Shareholder accounts with the Trust;

     (d) assist in the maintenance of Trust records containing Shareholder information; and

     (e) provide such other information and Shareholder liaison services as the Trust's distributor or investment adviser may reasonable request.

SECTION 4. AMENDMENT AND TERMINATION

     (a) Any material amendment to the Plan shall be effective only upon approval of the Board, including a majority of the Trustees who are not interested persons of the Trust as defined in the Investment Company Act of 1940 (the "Disinterested Trustees").

     (b) The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees.

SECTION 5. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The Trustees and Shareholders of the Trust shall not be liable for any obligations of the Trust under the Plan, and a Service Provider shall agree that, in asserting any rights or claims under an Agreement under this Plan, it shall look only to the assets and property of the Trust to which the Service Provider's rights or claims relate in settlement of such rights or claims, and not to the Trustees or Shareholders of the Trust.

Adopted: January __, 2003
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                                                                    Appendix A
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Applicable Classes:

Blue Shares and Green Shares of: the Black Diamond Principal Protected 500 Series I, Black Diamond Principal Protected 100 Series I, Black Diamond Principal Protected 2000 Series I, Black Diamond Principal 400 Series I (collectively, the "Index Series") and Black Diamond Principal Protected LS Series I (the "LS Series").

04088.0001 #376697